UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 21, 2009

MoneyGram International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota		55416
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-591-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Anthony P. Ryan, the former President and Chief Executive Officer of MoneyGram International, Inc. ("MGI"), and MGI have entered into a Separation Agreement and Release of All Claims (the "Separation Agreement"), dated as of October 21, 2009, providing that Mr. Ryan’s employment with MGI was terminated without "Cause" (as such term is defined in MGI’s Special Executive Severance Plan (Tier I) ("Special Severance Plan")) as of September 1, 2009 (the "Separation Date").

Under the Separation Agreement, contingent upon Mr. Ryan signing a release of claims, Mr. Ryan will receive benefits as follows: (i) $950,000 as salary severance payable in a lump sum on the first business day of the seventh month following the Separation Date; (ii) $1,189,258 as bonus severance under MGI’s Management and Line of Business Incentive Plan ("MIP") payable in a lump sum on the first business day of the seventh month following the Separation Date; (iii)(x) provided that MGI actually achieves the requisite criteria to make awards for 2009 under the MIP or the Board of Directors of MGI (or the appropriate committee) authorizes MGI to make awards for 2009 under the MIP and (y) MGI in fact makes awards for 2009 under the MIP to all or substantially all of the MGI Executive Committee for such year, a prorated MIP award for 2009 (not to exceed 75% of Mr. Ryan’s annual target incentive opportunity for 2009) payable on the date payments are made to the other MIP participants; (iv) an increase in the special retirement benefits under the MoneyGram Supplemental Pension Plan ("SERP") approximating the incremental amount of the retirement benefits that would have been payable to Mr. Ryan under the SERP if Mr. Ryan’s employment had continued through March 24, 2011, payable over 10 years commencing when Mr. Ryan first attains retirement age; (v) continuation of medical, dental and life insurance coverage through March 31, 2011; (vi) outplacement services for two years following the Separation Date; (vii) financial counseling benefits; and (viii) cashless exercise of any vested MGI stock option rights. The Separation Agreement also provides that if the payments to Mr. Ryan under the Separation Agreement cause Mr. Ryan to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, MGI will pay Mr. Ryan a tax "gross-up" payment in an amount sufficient to allow Mr. Ryan to pay all excise taxes without a reduction in severance benefits. In addition, the Separation Agreement provides for mutual non-disparagement obligations and provides that Mr. Ryan continues to be bound by the obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement ("Post-Employment Restriction Agreement") between Mr. Ryan and MoneyGram Payment Systems, Inc.

The Separation Agreement further provides that Mr. Ryan and MGI will enter into a Consulting Agreement (the "Consulting Agreement") in substantially the form attached to the Separation Agreement. Pursuant to the Consulting Agreement, for a period of 120 days from the effective date of the Consulting Agreement, Mr. Ryan will provide MGI consulting services relating to certain projects. The Consulting Agreement provides that the consulting services will not exceed a total of sixty (60) hours, and MGI will pay Mr. Ryan at the rate of $500 per hour in consideration of the consulting services.

The foregoing summary of the Separation Agreement (and the form of Consulting Agreement contained therein) does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement (and the form of Consulting Agreement contained therein), a copy of which is filed herewith as Exhibit 10.01 and is incorporated herein by reference into this Item 5.02.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MoneyGram International, Inc.

October 22, 2009	By:	/s/ Jeffrey R. Woods

Name: Jeffrey R. Woods
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.01	Separation Agreement and Release of All Claims dated October 21, 2009 between MoneyGram International, Inc. and Anthony P. Ryan